Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE APPOINTS ERIC KELLY CEO

SAN DIEGO – January 28, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today announced the appointment of Eric Kelly, a current member of its board of directors, as the company’s new chief executive officer. Vern LoForti, who previously served as the company’s president and CEO, will continue to serve as president.

Kelly joined Overland’s board in November 2007, bringing nearly 30 years of experience in computer technology with an emphasis on operational, marketing and sales expertise. He previously was president of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm, which he co-founded in 2007. Kelly previously served as president of Maxtor Corporation’s systems business, and also held positions at Dell Computer Corp., Diamond Multimedia, Conner Peripherals and IBM.

In 2002, Kelly assembled a group of private equity investors and engineered the purchase of Snap Appliance from Quantum Corp. for $10 million. Kelly recognized the product line’s inherent value, and, as Snap’s president and CEO, led the business to become the worldwide volume leader in the Network Attached Storage market. Only 18 months later in July 2004, Kelly sold the Snap business to Adaptec, Inc. in a transaction valued at $100.4 million, representing over a 10-fold increase in the value of the business. He then served as vice president and general manager of Adaptec’s storage systems solutions for two more years. Then, in early 2008, after joining Overland’s board the previous November, Kelly saw another opportunity to reacquire Snap as Adaptec put the business on the market. He helped facilitate the acquisition of Snap by Overland in June 2008 for a purchase price of $3.6 million.

“I firmly believe that the intrinsic value of Overland is significantly greater than its current market valuation. The combination of the Snap business, with which I am intimately familiar, the existing Overland product portfolio, and the coveted branded sales channel that Overland has built over the past 20 years, is a potent combination which we plan to leverage,” said Kelly. “As a member of a special committee of Overland’s Board formed to review the company’s operations, I have worked closely with the management team to formulate the restructuring plan that was announced earlier this month. We have a solid plan to return the company to profitability, and I am confident that we can execute our strategic plan and build value for our shareholders and employees.”

The company will be announcing its results for the second fiscal quarter ended December 31, 2008, on Thursday, Feb. 5, 2008. A management conference call to discuss the results is scheduled for 2:00 p.m. PST on that day.

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Notice under NASDAQ Rule 4803

In connection with his appointment as chief executive officer, Mr. Kelly resigned as a member of the company’s audit committee and nominating and governance committee. The company notified NASDAQ today that as a result of Mr. Kelly’s resignation from the audit committee, the company is not in compliance with NASDAQ Marketplace Rule 4350(d)(2)(A), which requires the audit committee of each NASDAQ issuer to have at least three independent members, at least one of whom is a financial expert. The audit committee is now comprised of two independent members, one of whom is a financial expert. Under Rule 4350(d)(4)(B), the company will have until the earlier of its next annual meeting of shareholders or January 27, 2010 to regain compliance with Rule 4350(d)(2)(A). In response to the company’s notification, pursuant to Rule 4803(a), the company expects to receive written correspondence from the Staff of the NASDAQ Listing Department regarding its failure to comply with Rule 4350(d)(2)(A), and the company is providing this disclosure pursuant to Nasdaq Rule 4803.

About Overland Storage

Overland Storage is an innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities, ULTAMUS® RAID SAN-based appliances and Snap Server NAS-based appliances. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: the performance of Mr. Kelly as CEO, our ability to obtain sufficient funding to execute our business strategy; possible delays in new product introductions and shipments; failure to achieve desired benefits from cost-cutting measures, including the January 2009 restructurings; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; our inability to penetrate the video surveillance market successfully; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Sue Hetzel/HetzelMeade Communications

sue@hetzelmeade.com

(760) 434-9927

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